CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Asia Pacific Wire & Cable Corporation Limited
     We consent to the incorporation by reference in this registration statement on Amendment No. 2 to Form F-1 of Asia Pacific Wire & Cable Corporation Limited (the “Company”) of our report dated June 12, 2008 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, included in the Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008. We also consent to the reference to Mazars Moores Rowland LLP under the caption “Experts” in such registration statement.
/s/ Mazars Moores Rowland LLP
Mazars Moores Rowland LLP
Public Accountants and
Certified Public Accountants
Singapore
December 24, 2008